SCHEDULE 14A
(Rule 14a-101)
INFORMATION REQUIRED IN PROXY STATEMENT
SCHEDULE 14A INFORMATION
PROXY STATEMENT PURSUANT TO SECTION 14(a) OF
THE SECURITIES EXCHANGE ACT OF 1934

(Amendment No.  )

Filed by the Registrant [  ]

Filed by a Party Other than the Registrant [x]

Check the Appropriate Box:

[  ] Preliminary Proxy Statement
[ ] Confidential, for Use of the Commission Only (as permitted by
                 Rule 14a-6(e)(2))
[  ] Definitive Proxy Statement
[  ] Definitive Additional Materials
[X] Soliciting Material Pursuant to Rule 14a-11(c) or Rule 14a-12

ECHO THERAPEUTICS, INC.
(Name of registrant as specified in its charter)

Platinum Partners Value Arbitrage Fund L.P.
Platinum Long Term Growth VII, LLC
Platinum Partners Liquid Opportunity Master Fund L.P.
Platinum-Montaur Life Sciences, LLC
Platinum Management (NY) LLC
Platinum Liquid Opportunity Management (NY) LLC
Mark Nordlicht
Uri Landesman
 (Name of person(s) filing proxy statement, if other than the registrant)

Payment of Filing Fee (Check the Appropriate Box):

[x] No fee required.
[  ] Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

(1) Title of each class of securities to which transaction applies:
(2) Aggregate number of securities to which transaction applies:
(3) Per unit price or other underlying value of transaction computed pursuant to
      Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it is determined):
(4) Proposed maximum aggregate value of transaction:
(5) Total fee paid:

[  ] Fee paid previously with preliminary materials:
[	] Check box if any part of the fee is offset as provided by Exchange Act

  Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.

(1) Amount Previously Paid:
(2) Form, Schedule or Registration Statement no.:
(3) Filing Party:
(4) Date Filed:

Platinum Management (NY) LLC, together with the other participants named herein (collectively, “Platinum”), has made a preliminary filing with the Securities and Exchange Commission of a proxy statement and an accompanying WHITE proxy card to be used to solicit votes for the removal for cause of directors William Grieco, Vincent Enright and/or James Smith from the board of directors of Echo Therapeutics, Inc.

On September 29, 2014, Platinum issued the following press release:

Platinum Management (NY) LLC Calls for a Special Meeting of Stockholders at Echo Therapeutics, Inc.

Seeks to Remove, for Cause, Directors William Grieco, Vincent Enright and James Smith

Files Preliminary Proxy Statement with SEC

Calls on Directors to Resign from Board Immediately

NEW YORK, September 29, 2014 /PRNewswire/ -- Platinum Management (NY) LLC  ("Platinum"), the largest stockholder of Echo Therapeutics, Inc. ("Echo" or the "Company") (ECTE) together with its affiliates owning approximately 30% of Echo's outstanding Common Stock on a fully converted basis, today announced that it intends to file the documents required to demand a Special Meeting of stockholders of Echo to remove, for cause, Directors William Grieco, Vincent Enright and James Smith. (collectively, the “Lingering Directors”)

“Echo stockholders can’t afford to wait any longer,” said Mark Nordlicht, Chief Investment Officer of Platinum. “We are taking the extraordinary action of calling a special meeting to remove the Lingering Directors for cause because we believe that their actions have been so egregious, so offensive and so damaging to the Company’s business that the immediate future of the Company has been fundamentally threatened. Under Delaware law, the right to remove directors has been found to be a “fundamental element of stockholder authority.” We believe that with the support of a majority of stockholders, we can finally rid the Company of the Lingering Directors and begin to right the wrongs suffered by the Company while under the thumb of the Lingering Directors. We only hope it is not too late.”

Platinum strongly believes the controlling members of the Board, William Grieco, Vincent Enright and James Smith have spent the better part of the last year repeatedly breaching their fiduciary duties and engaging in self-dealing by implementing a calculated and comprehensive plan that has entrenched them and tightened their control over the Company, including by silencing the newly and overwhelmingly elected independent directors, Dr. Michael M. Goldberg and Shepard M. Goldberg, (the “Stockholder Supported Directors”), and making it potentially punitively expensive for stockholders to exercise their rights against the Company.

Mr. Nordlicht went on to say: “To the Lingering Directors I say—it is time to finally do the right thing and resign immediately.  You have lost the support of the stockholders you were elected to serve, and it would be irresponsible to subject those stockholders and the Company to the massive waste of time and resources you will make necessary to remove you for cause.”

In the coming weeks, Platinum will be sending a proxy statement and WHITE proxy card to stockholders of Echo asking them to vote on the removal of the three Lingering Directors.  If you have any questions regarding this process, please call Morrow & Co., LLC at 800-662-5200 or (203) 658-9400 or by email at SaveEcho@morrowco.com.

Platinum is not seeking control of the Board. If the Lingering Directors are removed, the Stockholder Supported Directors, Michael Goldberg and Shepard Goldberg, will be left to fill the resulting vacancies in accordance with their fiduciary judgment. Platinum is not proposing directors nor will any of Platinum’s employees or affiliates serve as directors of the Company. Platinum expects the Stockholder Supported Directors, who would be the remaining members of the Board, to select qualified independent directors to fill the vacancies resulting from the removal of the Lingering Directors.

Platinum is suspending work on its rescission suit against the Company in favor of this proxy contest, believing such action to be in the best interests of Echo stockholders in general.

Platinum sent the following letter to the Lingering Directors today,

“PLATINUM PARTNERS VALUE ARBITRAGE FUND L.P.

c/o Platinum Management (NY) LLC

152 West 57th Street, 4th Floor

New York, New York 10019

September 29, 2014

BY FAX, E-MAIL AND FEDEX

Echo Therapeutics, Inc.

8 Penn Center

1628 JFK Blvd., Suite 300

Philadelphia, PA 19103

Attn: Members of the Board of Directors

Re:           Notice of Intention to Remove William Grieco, Vincent Enright and James Smith from the Board of Directors for Cause

Gentlemen:

This letter shall serve as notice to Echo Therapeutics, Inc. (the “Company”) and the members of its Board of Directors (the “Board”) as to the intention of Platinum Partners Value Arbitrage Fund L.P. (“PPVA”) and its affiliates to call a meeting of the stockholders of the Company (the “Removal Meeting”) for the purpose of allowing stockholders by majority vote to remove William Grieco, Vincent Enright and/or James Smith from the Board for cause pursuant to Section 141(k) of the Delaware General Corporation Law. Attached as Exhibit A hereto is a summary of actions taken by Messrs. Grieco, Enright and Smith that justify their removal for cause under Delaware law. PPVA shall provide this summary and PPVA’s reasons for seeking the  removal of Messrs. Grieco, Enright and Smith to all stockholders in advance of the Removal Meeting (the “Proxy Materials”).

At the Removal Meeting, each of William Grieco, Vincent Enright and James Smith shall have the opportunity to present evidence in their defense following a presentation by PPVA in favor of removal. Additionally, PPVA shall include in its Proxy Materials written material provided by Messrs. Grieco, Enright and Smith in their defense at no cost to the Company and its stockholders, provided such material complies with the Proxy Rules. To ensure its proper inclusion in the Proxy Materials, such written material shall be provided in final form in an electronic format suitable for inclusion in the Proxy Materials no later than 10 days from the date hereof. To the extent any of Messrs. Grieco, Enright or Smith fails to provide acceptable written material within such timeframe, PPVA shall assume no written material with respect to such individual is forthcoming and shall distribute the Proxy Materials accordingly.

PPVA is willing to include qualifying written materials supplied by Messrs. Grieco, Enright and/or Smith to eliminate all proxy costs to the Company and its stockholders. To be clear, no Company funds should be spent in defense of Messrs. Grieco, Enright and/or Smith, especially in light of the recent firings and press releases emphasizing the Company’s lack of funds. These are not monetary claims against Messrs. Grieco, Enright and Smith, but the exercise of a fundamental stockholder right where it would be inappropriate and abusive to use Company funds against stockholders and for the benefit of individuals accused of serious wrongdoing. Furthermore, as a matter of governance and good practice, Messrs. Grieco, Enright and Smith should recuse themselves from all Board discussions related to this matter, and not attempt to use Company counsel in their personal defense, as that would be a grave conflict of interest. Likewise, any Company advisor accepting Company funds to assist Messrs. Grieco, Enright and/or Smith in their personal defense would, in our view, be guilty of accepting a fraudulent conveyance of Company assets and a misuse of corporate funds.

Please address any correspondence to PPVA, Attention: Will Slota, telephone (212) 582-2222, facsimile (212) 582-2424 (with a copy to counsel, Kleinberg, Kaplan, Wolff & Cohen, P.C., 551 Fifth Avenue, 18th Floor, New York, New York 10176, Attention: Christopher P. Davis (Phone: (212) 880-9865; Fax: (212) 986-8866)). PPVA reserves the right to withdraw or modify this notice at any time.

Very truly yours,
PLATINUM PARTNERS VALUE ARBITRAGE FUND L.P. By: ___________________________ Name: Uri Landesman Title: President

Exhibit A

Under Delaware law, the right to remove directors has been found to be a “fundamental element of stockholder authority.” Section 141(k) of the Delaware General Corporation Law provides that in the case of a classified board (such as the Company’s board), any director or the entire board of directors of a Delaware corporation may be removed only for cause. “Cause” is not explicitly defined in Section 141, but Delaware courts have found “cause” to include, among other things, “harassment and obstruction of the corporate business,” and “malfeasance in office, gross misconduct or neglect, false or fraudulent misrepresentation inducing the director’s appointment, willful conversion of corporate funds, a breach of the obligation to make full disclosure, incompetency, gross inefficiency, and moral turpitude.” In accordance with Section 141(k), removal may occur only with the approval of stockholders representing a majority of the shares of Common Stock outstanding. The Company’s Amended and Restated By-Laws (the “Bylaws”) (in Section 2.13) purport to condition the removal of a director for cause “by the holders of at least seventy-five percent (75%) of the shares then entitled to vote at an election of directors.” Platinum believes that, under Delaware law, this provision is invalid and unenforceable.

The following is a brief summary of the actions taken by the Lingering Directors that we believe justify their removal for cause under Delaware law. If you agree with our assessment that these actions by the Lingering Directors justify their removal for cause, please return the WHITE proxy card today.

Self-Dealing and Breach of Fiduciary Duty of Loyalty by the Lingering Directors

Following the Company’s 2014 Annual Meeting of stockholders and in the face of continuing public and private requests for their resignation and questions about their past and ongoing conduct, the Lingering Directors:

•
changed the Company’s bylaws and took other actions to grant themselves a gold-plated indemnity package that furthered their personal interests at the expense of the Company and its stockholders, over the strenuous objections of the Stockholder Supported Directors.

•
adopted a highly controversial bylaw of questionable enforceability to shift litigation costs to plaintiffs that effectively chills the exercise of stockholders’ lawful rights while insulating the entrenched Lingering Directors from checks and balances by those stockholders. This was done over the strenuous objections of the Stockholder Supported Directors and in spite of guidance from Delaware’s legislature seeking restraint by corporations while the legislature further considered such bylaws.

•
amended the bylaws over strenuous objections of the Stockholder Supported Directors to deprive any two directors of their historic right to call a meeting of the Board, thus denying the Stockholder Supported Directors the use of the corporate machinery while further entrenching the Lingering Directors from the views of those equally and more recently chosen by stockholders to protect stockholder interests.

Additionally, according to public statements by one of the Stockholder Supported Directors, in 2013, the Lingering Directors twice manipulated a hand-picked compensation consulting firm, at considerable expense to the Company, to recommend an increased compensation package to the Lingering Directors despite their uniform lack of skills, experience, training or education germane to the technology the Company was trying to develop.

Breach of Fiduciary Duty of Care by the Lingering Directors

In just two examples of a breach of their fiduciary duty of Care, the Lingering Directors:

•
Violated the charter of the Board’s Nominating and Corporate Governance Committee by failing to perform the annually mandated review of directors before adding Robert F. Doman to the Company’s slate of nominees for the 2014 Annual Meeting.

•
Knowingly and intentionally filed in connection with the 2014 Annual Meeting a definitive proxy statement instead of a preliminary proxy statement subject to SEC review, all in violation of well-known SEC requirements and over the objections and concerns raised by Dr. Goldberg, who was a director at the time.

Abuse of the Company’s Corporate Machinery by the Lingering Directors for the Sole Purpose of Denying the New Directors Any Chance to Discharge Their Fiduciary Duties

The Lingering Directors (in what also may constitute a breach of their duty of loyalty) have engaged in a continuing, purposeful campaign to prevent the Stockholder Supported Directors—40% of the Board—from protecting stockholders by discharging their fiduciary duties by, among other things:

•	Excluding the Stockholder Supported Directors from membership on any Board committee, and then conducting all Board action through rogue committee action.

•
Systematically denying the Stockholder Supported Directors access to Company information to which they are entitled under Delaware law, leading one of the Stockholder Supported Directors recently to declare publicly that he does not know what the Lingering Directors are hiding.

•	Systematically denying the Stockholder Supported Directors fair and customary access to Company employees while intimidating those employees with threats of retaliation and termination.

Repeated Violations by the Lingering Directors of the Disclosure Requirements of U.S. Securities Laws

During the last year, the Lingering Directors have caused the Company to engage in a series of serious disclosure violations to the detriment of stockholders and the market, including:

•
Publicly announcing that the Company was conducting a search to replace ex-CEO Patrick F. Mooney, M.D., then hiding for over six months the fact that the search had secretly been suspended, leaving stockholders and the market with materially inaccurate information.

•
The failure, ongoing to this day, to disclose properly, accurately and fully the facts, circumstances and legal risks surrounding and resulting from the profound breach of the Company’s various agreements with MTIA and the resulting damage the false and misleading picture the Company has painted with respect to the commercialization of its technology.

•
The continuing failure to disclose the decision to file an improper definitive (rather than preliminary proxy statement) with the SEC, and the material costs and expenses flowing from that abusive filing, including the hiring of a second, duplicative (and expensive) large law firm in a glaring proxy defeat that a Stockholder Supported Director recently said cost the Company over $1 million.

Destruction of the MTIA Development and Financing Relationship by the Lingering Directors

In a display of incredible incompetence, the Lingering Directors have caused the Company to engage in a series of breaches of the terms of the December 2013 financing and licensing arrangements to the material detriment of the Company and its stockholders that has led directly to the destruction of the relationship with MTIA, including:

•	Not giving MTIA the shares of Common Stock MTIA had paid for when they should have.

•	Causing embarrassing cancellations of meetings with the Chinese medical regulatory authorities.

•	Substantially not performing the Company’s cooperation obligations.

Misusing the money MTIA did fund, spending it not on development but on lawyers in attempts to entrench the Lingering Directors still further.”